UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2021

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BTU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On May 21, 2021, Peabody Energy Corporation (the “Company”) entered into an exchange agreement (the “Agreement”) with certain holders of the Company’s 6.000% Senior Secured Notes due 2022 (the “Notes”). Under the Agreement, the Company expects to issue shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), in exchange for up to $5,500,000 aggregate principal amount of the Notes. Pursuant to the Agreement, the exchange is subject to certain market and pricing conditions. The exchange transactions may commence as early as May 24, 2021, and the number of shares of Common Stock issuable in exchange for the Notes will be determined based on the prevailing market price of the Common Stock and certain other factors. Based on the last reported sale price of the Common Stock on the New York Stock Exchange of $5.84 per share on May 21, 2021, the Company would issue approximately 941,781 shares of Common Stock in exchange for the full $5,500,000 aggregate principal amount of the Notes. The issuance of shares of Common Stock in exchange for the Notes would be made in reliance on the exemption from registration provided in Section 3(a)(9) or 4(a)(2) of the Securities Act of 1933, based in part on representations of holders of the Notes and on the basis that the exchange constitutes an exchange with existing securityholders of the Company and no commission or other remuneration was paid or given for soliciting the exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

May 21, 2021	By:	/s/ Scott T. Jarboe
	Name:	Scott T. Jarboe
	Title:	Chief Legal Officer and Corporate Secretary